                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ X ] Pre-Effective Amendment No.  1    [   ] Post-Effective Amendment No.
                                 -----                                    -----
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:    Area Code and
                                                     Telephone Number:

  AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.                (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
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Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

      CHARLES A. ETHERINGTON, 4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
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Approximate Date of Proposed Public Offering:            April 13, 2007
                                              ----------------------------------

Title of Securities Being Registered:

        LARGE COMPANY VALUE FUND
        VALUE FUND
        SMALL CAP VALUE FUND

Calculation of Registration  Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933  or  until  the  Registration  Statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

There are no  amendments  to the  Registration  Statement  on Form N-14 filed on
February 27, 2007; that form of Registration Statement is hereby incorporated by reference in its entirety. The purpose of this Pre-Effective  Amendment No. 1 is to delay the  effectiveness of the Registration  Statement filed on February 27,
2007.

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 16th day of March, 2007.

                              AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
                              (Registrant)

                              By:  *
                                   --------------------------------------
                                   Jonathan S. Thomas
                                   President

 As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                       TITLE                         DATE
---------                       -----                         ----

*                         President and                  March 16, 2007
----------------------    Advisory Board Member
Jonathan S. Thomas

*                         Vice President,                March 16, 2007
----------------------    Treasurer and Chief
Robert J. Leach           Financial Officer

*                         Vice Chairman of the           March 16, 2007
----------------------    Board and Director
James E. Stowers, Jr.

*                         Director                       March 16, 2007
----------------------
Thomas A. Brown

*                         Director                       March 16, 2007
----------------------
Andrea C. Hall, Ph.D.

*                         Director                       March 16, 2007
----------------------
D. D. (Del) Hock

*                         Chairman of the                March 16, 2007
----------------------    Board and Director
Donald H. Pratt

*                         Director                       March 16, 2007
----------------------
Gale E. Sayers

*                         Director                       March 16, 2007
----------------------
M. Jeannine Strandjord

*                         Director                       March 16, 2007
----------------------
Timothy S. Webster

*By:  /s/ Brian L. Brogan
      ----------------------------------------
      Brian L. Brogan
      Attorney-in-Fact
      (pursuant to Powers of Attorney
      dated September 12, 2006 and March 7, 2007)